News Release

Tutor Perini Postpones Senior Notes Offering

LOS ANGELES – (BUSINESS WIRE) – November 2, 2016 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today announced that, as a result of adverse market conditions, it has postponed its planned private offering of $500 million in senior notes. The Company will evaluate the timing for the proposed offering as market conditions develop, and at this time does not intend to redeem its outstanding 7.625% Senior Notes due 2018 or enter into a new credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and any related guarantees. Any offers of the notes and related guarantees will be made only by means of a private offering circular.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC). We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

Note Regarding Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s intentions, expectations or beliefs regarding the notes offering. The Company’s current expectations and beliefs are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance, however, that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the

Company) or other assumptions that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contact:

Tutor Perini Corporation

Jorge Casado, 818-362-8391

Vice President, Investor Relations & Corporate Communications